PRIVETERRA ACQUISITION CORP.
300 SE 2ND STREET, SUITE 600
FORT LAUDERDALE, FL 33301

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V13046-[TBD]

PRIVETERRA ACQUISITION CORP.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	to (a) adopt and approve the Business Combination Agreement, dated as of December 12, 2022 (such agreement as amended by Amendment No. 1. to the Business Combination Agreement dated as of April 27, 2023 (the "BCA Amendment" and as it may be further amended and/or restated from time to time, the "Business Combination Agreement"), by and among Priveterra, Priveterra Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Priveterra ("Merger Sub"), and AEON Biopharma, Inc., a Delaware corporation ("AEON"), pursuant to which Merger Sub will merge with and into AEON, with AEON surviving the merger as a wholly-owned subsidiary of Priveterra, (b) approve such merger and the other transactions contemplated by the Business Combination Agreement (the "Business Combination"), and (c) adopt and approve each Ancillary Document (as defined in the Business Combination Agreement) to which Priveterra is a party and approve all transactions contemplated therein. Subject to the terms and conditions set forth in the Business Combination Agreement, at the effective time of the Business Combination (the "Effective Time"):	☐	☐	☐
1a.	each outstanding share of AEON common stock (on an as converted basis after taking into effect the conversion of the outstanding warrants of AEON exercisable for shares of AEON preferred stock (as defined in the accompanying proxy statement/prospectus), the conversion of the shares of AEON preferred stock into AEON common stock in accordance with the AEON Governing Documents (as defined in the accompanying proxy statement/prospectus) as of the Effective Time and the conversion of the outstanding convertible notes of AEON into AEON common stock in accordance with the terms of such convertible notes and after giving effect to the issuance of AEON common stock, if any, in connection with the Subsidiary Merger (as defined in the proxy statement/prospectus)) will be cancelled and converted into the right to receive a number of shares of New AEON common stock (rounded down to the nearest whole share) (as defined in the accompanying proxy statement/prospectus) equal to the Merger Consideration (as defined in the accompanying proxy statement/prospectus);			
1b.	each outstanding AEON option (whether vested or unvested) (including each Subsidiary Rollover Option (as defined in the proxy statement/prospectus)) will be converted into an option to purchase a number of shares of New AEON common stock (rounded down to the nearest whole share) equal to (A) the number of shares of AEON common stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (as defined in the accompanying proxy statement/prospectus), at an exercise price per share equal to the exercise price per share for such option as of immediately prior to the Closing divided by the Exchange Ratio (rounded up to the nearest whole cent) (as defined in the accompanying proxy statement/prospectus); and			
1c.	certain holders of shares of AEON common stock and AEON preferred stock may also be eligible to receive up to an aggregate of 16,000,000 shares of New AEON common stock subject to the achievement of certain clinical milestones following the consummation of the Business Combination or, in some circumstances, upon a change of control of New AEON. We refer to this proposal as the "Business Combination Proposal." A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A.			
2.	to approve, assuming the Business Combination Proposal is approved and adopted, a proposed third amended and restated certificate of incorporation for the Combined Company (as defined in the accompanying proxy statement/prospectus) (the "Proposed Charter," a copy of which is attached to the accompanying proxy statement/prospectus as Annex B), which will amend and restate Priveterra's current Second Amended and Restated Certificate of Incorporation (the "Current Charter"), and amended by-laws for the Combined Company (the "Proposed Bylaws," a copy of which is attached to the accompanying proxy statement/prospectus at Annex C), which will be in effect upon the closing (the "Closing") of the Business Combination (the "Charter Amendment Proposal");	☐	☐	☐
3.	to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented pursuant to guidance of the SEC as seven separate sub-proposals (the "Advisory Charter Amendment Proposals"):			
3a.	Advisory Charter Proposal A — to change the corporate name of the Combined Company to "AEON Biopharma, Inc." at and from the time of the Business Combination;	☐	☐	☐
3b.	Advisory Charter Proposal B — to increase the authorized shares of common stock of the Combined Company to 500,000,000 shares;	☐	☐	☐
3c.	Advisory Charter Proposal C — to increase the authorized shares of preferred stock that the Combined Company's board of directors could issue to 1,000,000 shares;	☐	☐	☐
3d.	Advisory Charter Proposal D — to provide that directors be elected to serve as Class I, Class II and Class III directors to serve staggered terms on the New AEON Board (as defined in the accompanying proxy statement/prospectus) until their respective successors are duly elected and qualified, or until their earlier resignation, death, disqualification or removal and to provide that the removal of any director be only for cause (and by the affirmative vote of at least 662/3% of the voting power of the Combined Company's then-outstanding shares of capital stock entitled to vote generally in the election of directors);	☐	☐	☐
3e.	Advisory Charter Proposal E — to provide that certain amendments to provisions of the Proposed Charter will require the approval of at least 66(2/3)% of the total voting power of all the Combined Company's then-outstanding shares of capital stock entitled to vote on such amendment, voting together as a single class;	☐	☐	☐
3f.	Advisory Charter Proposal F — to omit from the Proposed Charter the various provisions applicable only to special purpose acquisition companies; and	☐	☐	☐
3g.	Advisory Charter Proposal G — to remove the provision that allows stockholders to act by written consent as opposed to holding a stockholders meeting.	☐	☐	☐
4.	to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635 and listing rules of NYSE, (a) the issuance of up to 36,151,237 shares of New AEON common stock in connection with the Business Combination, which amount will be determined as described in more detail in the accompanying proxy statement/prospectus and (b) the issuance of an aggregate of 2,857,143 shares of New AEON common stock under the Committed Financing Agreements (as defined in the accompanying proxy statement/prospectus) in connection with the Business Combination (the "Stock Issuance Proposal");	☐	☐	☐
5.	to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of five directors who, upon consummation of the Business Combination, will become directors of the Combined Company (the "Director Election Proposal");	☐	☐	☐
6.	to approve, assuming the Business Combination Proposal is approved and adopted, the Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D, which will become effective as of and contingent on the consummation of the Business Combination (the "Incentive Plan Proposal");	☐	☐	☐
7.	to approve, assuming the Business Combination Proposal is approved and adopted, the Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E, which will become effective as of and contingent on the consummation of the Business Combination (the "ESPP Proposal"); and	☐	☐	☐
8.	to approve a proposal to adjourn the Special Meeting to a later date or dates if it is determined that more time is necessary or appropriate, in the judgment of the Board or the officer presiding over the Special Meeting, for Priveterra to consummate the Business Combination (the "Adjournment Proposal").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature [PLEASE SIGN WITHIN BOX]	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The [TBD] is/are available at www.proxyvote.com.

V13047-[TBD]

PRIVETERRA ACQUISITION CORP.
Special Meeting of Stockholders
[TBD] [TBD]
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) [TBD] and [TBD], or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) Stock of PRIVETERRA ACQUISITION CORP. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], on [TBD], at [TBD], and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side